Box Energy Corporation
                 Employment Agreement by and Between
                         Box Energy Corporation
                           and James A. Watt
                             Exhibit 10.19

                          EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT is made and entered into as of the 17th day of March, 1997, between BOX ENERGY CORPORATION, a Delaware corporation (the "Company"), and James A. Watt (the"Employee").

       In consideration of the mutual promises and covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as follows:

       1. Employment. The Company hereby employs the Employee as President and Chief Operating Officer of the Company upon the terms and conditions and for the compensation herein provided, and the Employee agrees to be so employed and to render the services as specified.

       2. Term of Employment. The term of employment of the Employee hereunder (the "Term") will be for a period of five years from the date of this Agreement, subject to earlier termination of employment in accordance with Section 5 hereof, renewable upon mutual agreement of the parties. If this Agreement is not renewed at the end of the Term because the Company does not agree to such renewal, notwithstanding the termination of the Agreement, the Employee will be entitled to receive the termination benefit provided in Section 6(b) hereof.

       3. Duties. During the Term, the Employee agrees to devote his full and exclusive business time and attention to the business of the Company or any subsidiary thereof, except for vacations and sick leave and charitable, educational and civic activities that do not detract from the performance of his duties hereunder, in a professional and prudent manner in accordance with the Company's policy consistent with the Employee's position, and to devote his skill, energy, experience and judgment to perform all duties carefully, efficiently and to the satisfaction of the Company. The Employee shall have all the requisite powers and agrees to perform all of the duties associated with the position of President and Chief Operating Officer of the Company, subject to such policies and guidelines as may be established by the Company and agreements to which the Company is a party. The Employee agrees not to engage in any other activity or own any interest that would conflict with the interests of the Company or would interfere with the Employee's responsibilities to the Company and the performance of his duties hereunder.

       4. Compensation. During the period of employment, the Company will compensate the Employee as follows:

       (a) Salary. The Company will pay the Employee for services rendered a base salary at the rate of $210,000 per year, subject to such withholding of taxes and other amounts as may be required by law, such salary to be paid in equal periodic installments in accordance with the Company's normal salary payment dates for employees. Salary will be reviewed annually and may be increased at the sole discretion of the Board of Directors.

       (b) Bonus. In addition to base salary, the Employee will be entitled to an annual performance bonus, with a target bonus amount of 50% of base salary, and based on performance goals and targets as determined in the sole discretion of the Board of Directors or, if so delegated, of the Chief Executive Officer.

       (c) Benefits. During the period of employment hereunder, the Employee shall be entitled to participate in all employee benefit plans and programs for employees generally that the Company has in effect on the date hereof or may hereafter establish in the future, in its sole and absolute discretion, but the Company shall not be required to establish any such plan or program and may discontinue any existing plan or program at any time. The Employee shall be entitled to four weeks paid vacation each year during the period of employment. The Company will provide the Employee with a membership in a luncheon or petroleum club and membership in appropriate professional associations.

       (d) Stock. The Company will recommend to the Compensation Committee of the Board of Directors the granting to the Employee, subject to shareholder approval of appropriate stock plans, 15,000 shares of restricted Class B common stock of the Company and stock options to purchase 100,000 shares of Class B common stock, both to vest 20% per year from the date hereof (in the event of termination of employment, except termination by the Company for Cause (as hereinafter defined) or by the Employee other than for Good Reason (as hereinafter defined), such restricted stock and unvested options to fully vest and be exercisable for 30 days following termination), and to be subject to such restrictions and provisions as will be established by the Compensation Committee. If the exercise price of such stock options should be greater than the market price of the Class B common stock on the date hereof, then the Employee will be entitled to receive on the date or dates of the exercise of such stock options a cash bonus in an amount equal to the difference between the exercise price of such stock options minus the market price of the Class B common stock on the date hereof, multiplied by the number of shares purchased by the Employee upon the exercise of such stock option. The Employee will be eligible for the award of periodic stock options as they may be granted in the future at the discretion of the Compensation Committee.

       (e) Reimbursements and Expenses. The Company will reimburse the Employee for reasonable and necessary expenses incurred by the Employee on the Company's business in accordance with such procedures as the Company may from time to time establish, including documentation of such expenses by the Employee. The Employee will be entitled to an automobile allowance in an amount determined by the Chief Executive Officer, and the Employee will be responsible for all costs and expenses associated with such automobile.

       (f) Relocation Expenses. The Company will reimburse the Employee for normal moving expenses to relocate the Employee's residence from Houston, Texas and, for a period not to exceed six months, will reimburse the Employee, upon presentation of supporting documentation, for a temporary apartment in Dallas and reasonable travel expenses between Dallas and Houston. In the event that the Employee's residence in Houston shall not have been sold within six months after the date hereof, the Company will reimburse the Employee for 95% of the amount by which the appraised value (the appraiser to be reasonably selected by the Employee) of such residence six months from the date hereof exceeds the gross sales price of such residence when it is sold. If the Employment of the Employee shall terminate, except by way of resignation of the Employee other than for Good Reason, and the Employee's residence in Houston shall not have been sold and the Employee shall have purchased a residence in Dallas, then the Company shall purchase for cash one of such residences from the Employee, as selected by the Employee, as promptly as practicable after selection by the Employee, but in no event later than 60 days after such selection. In the case of the Dallas residence, the purchase price shall be the prior purchase price paid by the Employee therefor plus all out-of-pocket expenses incurred by the Employee directly relating to such prior purchase, including, without limitation, appraisal and survey costs and up front lender fees and "points." In the case of the Houston residence, the purchase price shall be 100% of the appraised value (the appraiser to be reasonably selected by the Employee) of such residence. In each such case the Company shall pay all customary closing costs and expenses of such purchase and sale, including, without limitation, title insurance for the property.

       5.  Termination.

       (a) Death or Disability. The employment of the Employee shall terminate immediately upon the death of the Employee. In the event of illness, accident or other disability (physical or mental) of the Employee as a result of which the Employee is unable to perform the duties required hereunder for such period of time provided by the Company's then disability policy, the Company may terminate the employment of the Employee by written notice to the Employee, which termination shall be effective upon the date of sending of such notice.

       (b) Employee Misconduct. The Company may terminate the employment of the Employee for "Cause" by written notice to the Employee, which termination shall be effective upon the date of sending of such notice,if the Employee, as determined by the Board of Directors of the Company (i) shall have been convicted of a felony or entered a plea of nolo contendere; (ii) shall have been involved in any act of material fraud, theft or other material misconduct detrimental to the best interests of the Company; (iii) shall have engaged in gross negligence or willful misconduct with respect to his duties to the Company; (iv) shall have engaged in competitive behavior against the Company, misappropriated or aided in misappropriating a material opportunity of the Company, secured or attempted to secure a personal benefit not fully disclosed to and approved by the Board of Directors in connection with any transaction of or on behalf of the Company; or (v) shall have failed to substantially perform his duties hereunder, other than by reasons specified in Section 7(a) hereof, and such failure continues more than 10 days after written notice thereof from the Company to the Employee specifying in reasonable detail the manner of nonperformance, provided, however, that no notice and opportunity to cure by the Employee shall be required if the nonperformance is the same as or substantially similar to that described in a previous notice.

       (c) Resignation for Good Reason. The Employee may terminate employment for "Good Reason" upon the occurrence and continuation for a period of 30 days after written notice to the Company from the Employee of any of the following: (i) any change in the Employee's duties or responsibilities that results in the Employee not having duties and responsibilities substantially equivalent to or greater than those the Employee had immediately prior to such change or (ii) any failure to pay, or any reduction of, the Employee's salary or reduction in the Employee's participation in Company benefit plans or programs that are then available to employees generally, provided that any reduction in performance, incentive or bonus compensation awards, as long as the reductions also apply to other employees, shall not constitute "Good Reason."

       6. Termination Payments. Upon the termination of the employment of the Employee prior to the expiration of the Term, the Employee shall be entitled to the following:

       (a)  Death, Disability, For Cause or Resignation.   In the event of
  the termination of the Employee's employment by reason of death or disability pursuant to Section 5(a) hereof, the termination of the Employee's employment by the Company for Cause pursuant to Section 5(b), or the resignation of the Employee other than for Good Reason pursuant to Section 5(c), then the Employee shall be entitled to receive:

            (i) all salary which is accrued and unpaid as of the date of such termination;

            (ii) all unpaid accumulated and accrued benefits due under any benefit plan or program in which the Employee was a participant; and

            (iii) all payments due with respect to accrued and unpaid reimbursable expenses incurred by the Employee prior to the date of such termination of employment.

       (b)  Without Cause or For Good Reason.  Unless provided for in
  Section 6(c) hereof, in the event of the termination of the Employee's employment by the Company without Cause or the termination of employment by the Employee for Good Reason, then the Employee shall be entitled to receive a lump-sum cash payment equal to the sum of (i) the amount of the Employee's then current annual base salary, plus (ii) the greater of
  (A) the Employee's target bonus amount for the then current year or (B) 50% of the amount of the Employee's then annual base salary. In addition, the Company will provide the Employee with executive outplacement services of the Employee's choice for up to one year.

       (c) Change of Control. In the event of the termination of the Employee's employment by the Company without Cause or the termination of employment by the Employee for Good Reason, in each case within one year after a Change of Control (as defined below) and:

            (i) such Change of Control shall occur within two years after the date hereof, then the Employee shall be entitled to receive a lump-sum cash payment equal to three times the sum of (I) the amount of the Employee's then current annual base salary, plus (II) the greater of
  (A) the Employee's target bonus amount for the then current year or (B) 50% of the amount of the Employee's then annual base salary; or (ii) such Change of Control shall occur during the period commencing two years after the date hereof and ending four years after the date hereof, then the Employee shall be entitled to receive a lump-sum cash payment equal to two times the sum of (I) the amount of the Employee's then current annual base salary, plus (II) the greater of (A) the Employee's target bonus amount for the then current year or (B) 50% of the amount of the Employee's then annual base salary; or (iii) such Change of Control shall occur more than four years after the date hereof, then the Employee shall be entitled to receive a lump-sum cash payment equal to the sum of (I) the amount of the Employee's then current annual base salary, plus (II) the greater of (A) the Employee's target bonus amount for the then current year or (B) 50% of the amount of the Employee's then annual base salary. If the payment to the Employee provided in this
  Section 6(c), together with all other payments, distributions and acceleration of rights benefiting the Employee pursuant to any agreement, plan, program or arrangement of the Company, including the acceleration of vesting of stock options and restricted stock, shall be subject to the excise tax imposed by Section 4999 of the Internal
  Revenue Code of 1986, as amended (the "Code"), or any successor provision, by reason of being contingent on a change in the ownership or effective control of the Company pursuant to Section 280G of the Code, or any successor provision, or subject to any comparable state or local taxes; then the Employee shall be entitled to receive an additional payment or payments in an amount (after taking into account federal, state and local income taxes payable by the Employee as a result of the receipt of such amount) necessary to place the Employee in the same after-tax position as would have been the case if no such excise tax were imposed.

  The Company shall also provide the Employee with executive outplacement services of the Employee's choice for up to one year.

  "Change of Control" means (i) a merger or consolidation to which the Company is a party if all persons who were stockholders of the Company immediately prior to the effective date of such merger or consolidation become beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of less than 50% of the total combined voting power for election of directors of the surviving corporation or entity following the effective date of such merger or consolidation; (ii) the acquisition or holding of direct or indirect beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of securities of the Company representing in the aggregate 30% or more of the total combined voting power of the Company's then issued and outstanding voting securities by any person, entity or group of associated persons or entities acting in concert, other than Box Brothers Holding Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any entity holding such securities for or pursuant to the terms of any such plan, beginning from and after such time as Box Brothers Holding Company shall no longer have direct or indirect beneficial ownership (as so defined) of securities of the Company representing in the aggregate a larger percentage of the total combined voting power of the Company's then issued and outstanding securities than that held by any other person, entity or group; (iii) during such time as Box Brothers Holding Company, Inc. owns or controls a majority of the voting power for the election of directors of the Company, a change in the ownership of a majority of the voting power for the election of directors of Box Brothers Holding Company, Inc. such that the entity, voting trust or group holding such voting power of Box Brothers Holding Company, Inc. shall not include and be controlled by Don D. Box or any affiliate of Don D. Box; (iv) the sale of all or substantially all of the assets of the Company to any person or entity that is not a wholly owned subsidiary of the Company; or (v) the approval by the stockholders of the Company of any plan or proposal for the liquidation of the Company or its subsidiaries, other than into the Company.

     7. Nondisclosure. (a) The Employee hereby acknowledges that in connection with employment by the Company, the Employee will be exposed to and may obtain certain information, including, without limitation, information, trade secrets, formulae, technical data and know-how, regarding the business and operations of the Company (collectively, "Confidential Information"); Confidential Information, however, shall not include information disclosed or otherwise made available to the general public, information disclosed to third parties by the Company without restriction on such third parties and information released from confidential treatment by written consent of the Company. The Employee further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company.

       (b) The Employee agrees that all Confidential Information is and will remain the property of the Company. The Employee further agrees, for the duration of the Term and thereafter, to hold in strictest confidence all Confidential Information, and not, directly or indirectly, to duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for the Employee's benefit or profit or allow any person, entity or third party, other than the Company and its authorized employees to use or otherwise gain access to any Confidential Information.

       (c) All written Confidential Information and all memoranda, notes, records or other documents made or compiled by, or otherwise made available to, the Employee concerning the business of the Company or its affiliates shall be the Company's property and shall be delivered to the Company upon the termination of the Employee's employment hereunder or at any time upon the request of the Company. The Employee shall not at any time have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the business or promotion of the Company or its affiliates.

       8. Non-Solicitation. The Employee further agrees that during employment by the Company and for a period of one year after termination of employment, except when acting on behalf of the Company, the Employee will not, directly or indirectly in any manner or capacity induce any person, who at any time during the Employee's employment was an the employee of the Company, to discontinue his or her employment with the Company or to interfere with the business of the Company.

       9. Assignment. The Employee may not delegate the performance of any of the Employee's obligations or duties hereunder, or assign any rights hereunder. Any such purported delegation or assignment in the absence of such written consent shall be null and void and of no force or effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto.

       10. Survival of Covenants. Notwithstanding anything contained in this Agreement, upon the expiration of the Term or in the event this Agreement is terminated for any reason whatsoever, the covenants and agreements of the Employee contained in Sections 9 and 10 hereof shall survive any such expiration or termination and shall not lapse.

       11. Severability. In case any one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement; this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

       12. Waiver of Default. Any waiver by either party of a breach of any provision in this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

       13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS RULES REGARDING CONFLICT OF LAWS.

       14. Entire Agreement. This Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements and understandings with respect to such subject matter.

       15. Amendment. This Agreement may not be amended, altered or modified in any respect, except by an instrument in writing signed by the parties hereto.

       16. Notices. Notices given pursuant to the provisions of this Agreement shall be in writing and shall be deemed given: upon receipt if personally delivered or sent by facsimile transmission, or three days after deposit if sent by certified mail, return receipt requested, to the following address:

       To the Company:  Box Energy Corporation
                        8201 Preston Road, Suite 600
                        Dallas, Texas 75225-6211
                        Attention:  Don D. Box
                        Facsimile Number: (214) 890-8096

       To the Employee:  James A. Watt
                         3537 Haynie Avenue
                         Dallas, Texas 75205

  or such other address as shall be furnished in writing by either party to the other party.

       17. Headings. Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

       18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.


                                BOX ENERGY CORPORATION


                                By /s/ Don D. Box
                                   -------------------
                                     Don D. Box
                                     Chairman of the Board and
                                     Chief Executive Officer


                                EMPLOYEE:


                                     /s/ James A. Watt
                                    -------------------
                                       James A. Watt